EXHIBIT  99.1

STRATA Skin Sciences Reports First Quarter 2021 Financial Results

Horsham, Pa, May 12, 2021 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced financial results for the quarter ended March 31, 2021.

Recent Highlights
•	Total revenue for the first quarter of 2021 was $5.8 million, a decrease of 13.4% as compared to the first quarter of 2020
-	Recurring revenue for the first quarter of 2021 was $4.7 million, a 17.9% decrease over the first quarter of 2020
-	Gross domestic recurring billings were $4.6 million, a 6.8% decrease over the first quarter 2020 (See Reconciliation of Non-GAAP measures below)
•	Total gross margins in the first quarter of 2021 were 63.7%, a 1.7% decrease over first quarter 2020
•	Cash, cash equivalents and restricted cash at March 31, 2021 were $17.5 million down from 18.1 million at December 31, 2020
•	Concluded the quarter with a global recurring revenue installed base of 871 XTRAC devices, an increase of 11 from December 31, 2020
•
Results of a study on patients with refractory vitiligo published in the Journal of the European Academy of Dermatology and Venerology demonstrated satisfactory regimentation in five treatments using the XTRAC excimer laser

•	Appointed William D. Humphries to the Company’s Board of Directors

“Our first quarter results reflected the continued impact of COVID-19 on dermatology offices, where staffing challenges persisted, patient access remained curtailed and patient willingness to return to offices for a full treatment regimen was weak. In addition, we had an unfavorable impact of deferred revenue. Internationally, certain sales and placements came in too late to ship in time to be recognized in the first quarter. As a result, the revenue and placements will be recognized in the second quarter,” said Robert J. Moccia, Chief Executive Officer of STRATA Skin Sciences.

“Since joining the Company in March, I have spent much of my time meeting and speaking with our territory managers and customers. These meetings have reinforced my belief that XTRAC delivers one of the safest, most effective treatments available in the market today for treating psoriasis, vitiligo and various other skin conditions. With the vaccine rollout well under way and states easing COVID-19 restrictions, I see an exciting opportunity to re-engage with dormant accounts and expand dermatology group placements,” continued Mr. Moccia. “Commercial execution and pursuing opportunities to drive recurring billing revenue is our primary focus in 2021. Currently, we are evaluating our operating profile to develop and promote key strategies that will enable us to capture the greatest market share and drive further utilization in our partner clinics.”

First Quarter 2021 Financial Results
Revenues for the first quarter of 2021 were $5.8 million, as compared to revenues of $6.7 million for the first quarter of 2020. Recurring revenues for the first quarter of 2021 were $4.7 million, as compared to recurring revenues of $5.7 million for the first quarter of 2020. Equipment revenues were $1.1 million for the first quarter of 2021, as compared to $1.0 million for the first quarter of 2020.

Gross profit for the first quarter of 2021 was $3.7 million, or 63.7% of revenues, as compared to $4.4 million, or 65.4% of revenues, for the first quarter of 2020. Gross profit on recurring revenues for the first quarter of 2021 was $3.2 million, or 67.9% of revenues, as compared to $3.9 million, or 68.4% of revenues, for the first quarter of 2020. The decrease in gross profit is the result of lower sales and the unfavorable impact of $0.8 million in deferred revenue, as compared to the first quarter of 2020, partially offset by lower depreciation expense.

Engineering and product development costs for the first quarter of 2021 were $0.4 million, as compared to $0.3 million for the first quarter of 2020 as a result of certain engineering projects. Selling and marketing costs for the first quarter of 2021 were $2.9 million, as compared to $3.0 million for the first quarter of 2020, primarily as a result of lower trade show costs and travel, partially offset by higher compensation and consulting costs. General and administrative costs for the first quarter of 2021 were $2.8 million, as compared to $2.1 million for the first quarter of 2020, as a result of the CEO transition in the first quarter of 2021 including accruals for severance, recruiting fees and stock compensation.

Net loss for first quarter 2021 was $2.4 million, or a loss of $0.07 per basic and diluted common share, as compared to the net loss for the first quarter of 2020 of $1.0 million, or a net loss of $0.03 per basic and diluted common share.

Webcast and Conference Call Information
STRATA management will host a conference call today, beginning at 4:30 p.m. Eastern. The conference call will be concurrently webcast. The link to the webcast is available on the company website (www.strataskinsciences.com) under the investor relations section and will be archived for future reference. To listen to the conference call, please dial +1 (877) 451-6152 (US/Canada) or +1 (201)-389-0879 (International) or +1 (809)-406-247 (Israel) and use the conference ID number 13719082.

Reconciliation of Non-GAAP Measures
To supplement the Company’s consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company provides certain non-GAAP measures of financial performance, including non-GAAP adjusted EBITDA and Gross Domestic Recurring Gross Billings.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but is not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation of the GAAP measures of net loss to non-GAAP measures included in this press release is as follows (in thousands):

Adjusted EBITDA
	For the Three Months Ended March 31,
	2021	2020

Net Loss	$(2,418)	$(1,035)
Adjustments:
Depreciation/amortization	919	1,117
Income taxes	4	88
Interest expense (income), net	22	(1)

Non-GAAP EBITDA	(1,473)	169
Stock compensation	662	430

Non-GAAP adjusted EBITDA	$(811)	$599

Gross Domestic Recurring Billings
Gross domestic recurring billings represent the amount invoiced to partner clinics when treatment codes are sold to the physician. It does not include normal GAAP adjustments which are deferred revenue from prior quarters recorded as revenue in the current quarter, the deferral of revenue from the current quarter recorded as revenue in future quarters, adjustments for co-pay and other discounts. This excludes international recurring revenues.

The total gross domestic recurring billings for the first quarter of 2021 was $4.6 million, compared to $5.0 million for the first quarter of 2020.

The following is a reconciliation of non-GAAP gross domestic billings to recorded revenue for the first quarter of 2021 and 2020 (in thousands):

	2021	2020
Gross domestic recurring billings	$4,619	$4,955
Co-Pay adjustments	(157)	(168)
Other discounts	(32)	(18)
Deferred revenue from prior quarters	1,765	2,286
Deferral of revenue to future quarters	(1,769)	(1,458)
GAAP Recorded revenue	$4,426	$5,597

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to generate the growth in its core business, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Leigh Salvo
(415) 937-5404
ir@strataskin.com

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$10,043	$10,604
Restricted cash	7,482	7,508
Accounts receivable, net of allowance for doubtful accounts of $220 and $274, respectively	2,853	2,944
Inventories	3,312	3,444
Prepaid expenses and other current assets	413	331
Total current assets	24,103	24,831

Property and equipment, net	5,788	5,529
Operating lease right-of-use assets, net	902	988
Intangible assets, net	5,993	6,345
Goodwill	8,803	8,803
Other assets	265	282
Total assets	$45,854	$46,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable	$7,275	$7,275
Current portion of long-term debt	1,811	1,478
Accounts payable	3,151	2,764
Other accrued liabilities	5,286	4,690
Current portion of operating lease liabilities	375	369
Deferred revenues	2,208	2,262
Total current liabilities	20,106	18,838

Long-term liabilities:
Long-term debt, net	717	1,050
Deferred tax liability	258	254
Long-term operating lease liabilities, net	613	710
Other liabilities	24	34
Total liabilities	21,718	20,886

Commitments and contingencies

Stockholders' equity:
Series C Convertible Preferred Stock, $.10 par value, 10,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2021 and, December 31, 2020	-	-
Common Stock, $.001 par value, 150,000,000 shares authorized; 33,817,305 and 33,801,045 shares issued and outstanding at March 31, 2021 and, December 31, 2020, respectively	34	34
Additional paid-in capital	245,493	244,831
Accumulated deficit	(221,391)	(218,973)
Total stockholders' equity	24,136	25,892
Total liabilities and stockholders’ equity	$45,854	$46,778

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenues, net	$5,827	$6,730

Cost of revenues	2,114	2,331

Gross profit	3,713	4,399

Operating expenses:
Engineering and product development	384	292
Selling and marketing	2,932	2,953
General and administrative	2,789	2,102
	6,105	5,347

Loss from operations	(2,392)	(948)

Other (expense) income, net:
Interest (expense) income, net	(22)	1
	(22)	1

Loss before income taxes	(2,414)	(947)
Income tax expense	(4)	(88)
Net loss	$(2,418)	$(1,035)

Loss attributable to common shares	$(2,418)	$(1,018)
Loss attributable to Preferred Series C shares	$-	$(17)
Loss per common share:
Basic	$(0.07)	$(0.03)
Diluted	$(0.07)	$(0.03)
Shares used in computing loss per common share:
Basic	33,802,129	33,164,321
Diluted	33,802,129	33,164,321

Loss per Preferred Series C share - basic and diluted	$-	$(11.42)
Shares used in computing loss per basic and diluted Preferred Series C Shares	-	1,480

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(2,418)	$(1,035)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	833	1,038
Amortization of right-of-use asset	86	79
Provision for doubtful accounts	(54)	2
Stock-based compensation	662	430
Deferred taxes	4	88
Changes in operating assets and liabilities:
Accounts receivable	145	1,176
Inventories	132	(444)
Prepaid expenses and other assets	(65)	43
Accounts payable	387	222
Other accrued liabilities	596	16
Other liabilities	(10)	(59)
Operating lease liabilities	(91)	(60)
Deferred revenues	(54)	(898)
Net cash provided by operating activities	153	598

Cash Flows From Investing Activities:
Lasers placed-in-service	(654)	(596)
Purchases of property and equipment	(86)	-
Net cash used in investing activities	(740)	(596)

Net (decrease) increase in cash and cash equivalents and restricted cash	(587)	2
Cash, cash equivalents and restricted cash, beginning of period	18,112	15,629

Cash, cash equivalents and restricted cash, end of period	$17,525	$15,631